Exhibit 99.1

TRANSCAT, INC.

EMPLOYEES’ STOCK PURCHASE PLAN

Including All Amendments through September 10, 2013

Section 1. Purpose and Effect of Plan

The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and certain of its subsidiaries. The Plan is intended to conform with the provisions of Rule 16b-3 promulgated under the Act and the terms of Code section 423.

Section 2. Definitions

Where indicated by initial capital letters, the following terms shall have the following respective meanings:

(a) Act: the Securities Exchange Act of 1934, as amended.

(b) Base Compensation: the regular earnings of an Eligible Employee, including (if any) overtime, bonuses and salary reduction contributions pursuant to elections under a plan subject to Code sections 125 or 401(k).

(c) Board: the Board of Directors of the Company.

(d) Code: the Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. A reference to a particular section of the Code shall include a reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue law.

(e) Committee: the committee established pursuant to Section 4 to be responsible for the general administration of the Plan.

(f) Common Stock: the Company’s Common Stock, par value $.50 per share.

(g) Company:  Transcat, Inc. and any successor by merger, consolidation or otherwise.

(h) Custodian: the custodian appointed by the Board to maintain the Investment Accounts established in accordance with Section 9, which custodian may be the Company itself, any employee of the Company or any third party so appointed.

(i) Designated Subsidiary: each subsidiary of the Company, now owned or hereafter created or acquired, which the Board in its sole discretion hereafter designates as a participating employer under the Plan.

(j) Eligible Employee: any employee of the Company or of any Designated Subsidiary who meets the eligibility requirements of Section 5.

(k) Enrollment Form: the form filed with the Committee authorizing payroll deductions pursuant to Section 6.

(l) Fair Market Value: the last reported per share sale price, regular way, of the Common Stock as reported by NASDAQ on the date in question or, if the Common Stock shall not have traded on NASDAQ on such date, the last reported per share sale price, regular way, so reported on the immediately preceding day on which the Common Stock so traded.

(m) Investment Account: the account established for each Participating Employee to hold Common Stock purchased under the Plan in accordance with Section 9.

(n) Investment Date: the second to last business day of each calendar month on which shares of Common Stock are or could be traded on NASDAQ.

(o) Issuance Date: the date on or about which certificates representing shares of Common Stock held in a Participating Employee’s Investment Account are issued to the Participating Employee or sold pursuant to his direction.

(p) NASDAQ: the NASDAQ Stock Market.

(q) Participating Employee: an Eligible Employee who elects to participate in the Plan by filing an Enrollment Form in accordance with Section 6.

(r) Payroll Deduction Account: the account established for each Participating Employee to hold payroll deductions in accordance with Section 6.

(s) Plan: the Transcat, Inc. Employees’ Stock Purchase Plan as set forth herein and as amended from time to time.

(t) Purchase Price: the price for each share of Common Stock purchased under the Plan, which shall be 85% of the Fair Market Value of the Common Stock on the applicable Investment Date.

Section 3. Shares Subject to the Plan

Subject to the provisions of Section 12, the total number of shares of Common Stock that may be purchased under the Plan shall not exceed 650,000. Shares subject to the Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company.

Section 4. Administration of the Plan

(a) The Plan shall be administered by the Committee, which shall be appointed by the Board and shall be comprised of two or more members of the Board. Each member of the Committee shall be a disinterested director of the Company within the meaning of Rule 16b-3 promulgated under the Act. The Committee shall be the Stock Option Committee under the Transcat, Inc. Amended and Restated 1993 Stock Option Plan unless the Board shall appoint another committee to administer the Plan.

(b) Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to the action taken signed by all members of the Committee. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

Section 5. Eligible Employees

Any employee of the Company or of any Designated Subsidiary (a) whose customary employment is for more than 20 hours per week, and (b) who has been employed for six months or more, shall be an Eligible Employee eligible to participate in the Plan.

Section 6. Election to Participate

(a) An Eligible Employee may become a Participating Employee effective on the first day of any calendar month coincident with or following the date he becomes an Eligible Employee by filing with the Committee, in care of the Vice President-Human Resources of the Company, an Enrollment Form authorizing specified regular payroll deductions from his Base Compensation. Such regular payroll deductions shall not exceed 10 percent of his Base Compensation for any pay period. All such regular payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participating Employee.

(b) A Participating Employee may increase or decrease the amount of his regular payroll deduction by filing a new Enrollment Form to be effective as of the first day of the next following calendar month.

(c) A Participating Employee may at any time, by filing a new Enrollment Form so stating, withdraw from the Plan and cease to be a Participating Employee. An employee who has ceased to be a Participating Employee may not again become a Participating Employee for six months.

(d) In all cases, Enrollment Forms must be filed with the Committee, in care of the Vice President-Human Resources of the Company, at least ten days before the beginning of a calendar month to be effective for that month, unless a shorter period of time is prescribed by the Committee. An Enrollment Form not filed within the prescribed filing period shall be effective on the first day of the next following calendar month.

Section 7. Purchase of Shares

Each Participating Employee having eligible funds in his Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased from the Company the number of shares of Common Stock that the eligible funds in his Payroll Deduction Account could purchase at the Purchase Price on that Investment Date. All shares so purchased shall be maintained by the Custodian, as provided in Section 9, in a separate Investment Account for each Participating Employee. Expenses incurred in the purchase of shares and the expenses of the Custodian (other than expenses incurred as a result of a Participating Employee’s  direction to sell his shares) shall be paid by the Company.

Section 8. Limitation on Purchases

(a) No Participating Employee may purchase during any one calendar year under the Plan (or under any other plan qualified under Code section 423) shares of Common Stock having an aggregate Fair Market Value (determined by reference to the Fair Market Value on each Investment Date) in excess of $25,000. The purpose of this limitation is to comply with Code section 423(b)(8).

(b) A Participating Employee’s Payroll Deduction Account may not be used to purchase Common Stock on any Investment Date to the extent that after such purchase the Participating Employee would own (or be considered as owning within the meaning of Code section 424(d)) 5 percent or more of the shares of Common Stock then outstanding. For this purpose, Common Stock that the Participating Employee may purchase under any outstanding option shall be treated as owned by such Participating Employee. As of the first Investment Date on which this Section 8(b) limits a Participating Employee’s ability to purchase Common Stock, he shall cease to be a Participating Employee.

Section 9. Investment Accounts; Stock Certificates

(a) The Custodian shall maintain an Investment Account for each Participating Employee. All shares purchased under the Plan by a Participating Employee shall be uncertificated shares credited to his Investment Account. The Participating Employee (or, if he so indicates on his Enrollment Form, the Participating Employee jointly with one other person with right of survivorship) shall have all of the rights of a shareholder of the Company with respect to the shares held in his Investment Account as of the Investment Date on which such shares were purchased.

(b) A Participating Employee shall have the right at any time, by written instruction to the Custodian, to obtain a certificate for the whole shares then credited to his Investment Account, or to direct that any whole shares then credited to his Investment Account be sold by the Custodian on the open market and the net proceeds thereof be remitted to him (with all expenses incurred in the sale of such shares being paid by the Participating Employee). In either such case, any fractional shares then credited to the Participating Employee’s Investment Account shall remain so credited or, if the Participating Employee so instructs the Custodian, the Fair Market Value thereof, as of the Issuance Date, shall be paid to him in cash. When so requested by a Participating Employee or otherwise required by the terms of this Plan, the Custodian shall direct the Company’s transfer agent to issue in the name of the Participating Employee (or, if he so indicates on his Enrollment Form, in the name of such Participating Employee jointly with one other person with right of survivorship) a stock certificate representing the whole shares of Common Stock then credited to his Investment Account. Notwithstanding the foregoing, if on any Issuance Date the Company does not have a currently effective Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering the shares subject to the Plan, then the Custodian may postpone the issuance of the Participating Employee’s stock certificates or the sale of such shares until such Registration Statement is effective.

(c) As a condition of participation in the Plan, each Participating Employee agrees to notify the Company if he sells or otherwise disposes of any Common Stock purchased by him under the Plan within two years of the Investment Date on which such shares were purchased.

Section 10. Termination of Employment; Death

In the event of the death or termination of the employment of a Participating Employee for any reason, or if a Participating Employee ceases to be such, then no further purchases of shares shall be made by him under the Plan. In such event, the amount remaining in the Participating Employee’s Payroll Deduction Account shall be promptly refunded to him (or to his estate), and a certificate shall be issued, as provided in Section 9, representing the whole shares then credited to his Investment Account (with the Fair Market Value, as of the Issuance Date, of any fractional shares paid to him in cash).

Section 11. Rights Not Transferable

Except as expressly provided in Sections 9(b) and 10, neither payroll deductions credited to a Participating Employee’s Payroll Deduction Account, nor any rights with regard to participation in the Plan, nor the right to be issued shares of Common Stock under the Plan shall be transferable in any way by a Participating Employee.

Section 12. Change in Capital Structure

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s capital stock applicable to all shareholders generally, the number and kind of shares of stock or other securities of the Company to be subject to the Plan, the maximum number of authorized but unissued shares or other securities that may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

(b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participating Employee, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

Section 13. Amendment of the Plan

The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the shareholders of the Company must approve any amendment that would materially (a) increase the benefits accruing to Participating Employees under the Plan, (b) increase (other than pursuant to Section 12) the number of securities that may be issued under the Plan, or (c) modify the requirements as to eligibility for participation in the Plan. The Board’s designation of a Designated Subsidiary shall not be deemed to be an amendment of the Plan.

Section 14. Termination of the Plan

The Plan and all rights of employees hereunder to purchase shares shall terminate:

(a) on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of shares remaining available for purchase hereunder; or

(b) on any date in the discretion of the Board.

In the event that the Plan terminates under the circumstances described in “(a)” above, the shares remaining available for purchase as of the termination date shall be purchased by Participating Employees on a pro rata basis. Upon any termination of the Plan, the amounts remaining in each Participating Employee’s Payroll Deduction Account shall be promptly refunded to him, and certificates shall be issued, as provided in Section 9, representing the whole shares then credited to each Participating Employee’s Investment Account (with the Fair Market Value, as of the Issuance Date, of any fractional shares paid to him in cash).

Section 15. Government and Other Regulations

The Plan, and the grant and exercise of rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

Section 16. Effective Date of the Plan

Subject to due approval of the Plan by the shareholders of the Company, the Plan shall become effective on October 1, 1995.

Section 17. In General

As used herein, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural, as appropriate to the context. As used herein, the capitalized term “Section” means the appropriate Section of the Plan.

* * * * *